EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, July 18, 2007

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Stock Repurchase Authorization

West Point, VA — The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the one bank holding company for C&F Bank, has authorized the repurchase of up to 150,000 shares of C&F’s common stock over the next twelve months. Commencing July 30, 2007, the stock may be repurchased in the open market or through privately negotiated transactions as management and the board of directors deem prudent. The amount and timing of any stock repurchases will depend on various factors, such as management’s assessment of C&F’s capital structure and liquidity, the market price of C&F’s common stock compared to management’s assessment of the stock’s underlying value, and applicable regulatory, legal and accounting factors. This authorization replaces the authorization for the repurchase of up to 150,000 shares approved by the board on November 3, 2006, under which 149,855 shares were repurchased.

C&F Bank operates 18 retail bank branches located throughout the Newport News to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 24 offices located throughout Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio and West Virginia through its offices in Richmond, Roanoke and Hampton, Virginia.